Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY Fletcher McCusker – Chairman and CEO Kate Blute – Director of Investor and Public Relations 520/747-6600	AT CAMERON ASSOCIATES Alison Ziegler 212-554-5469

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Third Quarter 2010

Financial Results in Line with Recently Raised Forecast;

Raises Annual Guidance

Third Quarter Highlights:

•	Revenue grew 5% to $217 million in Q3 2010 compared to Q3 2009, ahead of recently raised guidance
•	Income before income taxes for Q3 2010 increased 15% to $5.3 million compared to Q3 2009
•	Diluted EPS of $0.22 in line with recently raised guidance
•	Cash from operations totaled $17.5 million for the quarter
•	EPS guidance raised for 2010 to $1.75 to $1.80 per diluted share

TUCSON, ARIZONA – November 3, 2010 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the third quarter and nine months ended September 30, 2010.

For the third quarter of 2010, the Company reported revenue of $217.2 million, an increase of 5% from $206.8 million for the comparable period in 2009. Revenue from Providence’s non-emergency transportation (NET) services segment grew 9% to $135.9 million in the third quarter from the prior year period. Revenue from the social services segment was $81.2 million, relatively unchanged from the record setting third quarter of 2009. The Company continues to experience increased year over year Medicaid enrollment as well as referral trends away from out-of-home care. NET revenue continued to benefit from continued membership increases related to new and existing contracts.

Income before income taxes for the third quarter increased 15% to $5.3 million from $4.6 million in the prior year period.

Net income was $2.9 million, or $0.22 per diluted share, in the third quarter of 2010 compared to net income of $4.4 million, or $0.34 per diluted share, in the third quarter of 2009. Included in the third quarter of 2009 was a $1.4 million non-recurring tax benefit that improved earnings per share by $0.11.

Providence’s direct client census was approximately 54,700 at September 30, 2010, up from over 52,600 at September 30, 2009, and the Company had approximately 8.4 million individuals eligible to receive services under its NET contracts at September 30, 2010. Direct contracts numbered 547 at September 30, 2010 down from 568 at September 30, 2009.

For the first nine months of 2010, revenue increased 13% to $660.4 million from $585.4 million for the year ago period. Revenue from Providence’s social services segment increased 1% to $258.9 million in the first

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64 E. Broadway Blvd  •  Tucson, Arizona 85701  •  Tel 520/747-6600  •  Fax 520/747-6605  •  www.provcorp.com

Providence Service Corporation

nine months of 2010 from the prior year period and revenue from its NET services segment grew 22% to $401.5 million in the first nine months of 2010 from the prior year period. Net income increased 24% to $19.3 million, or $1.44 per diluted share, for the nine month period ended September 30, 2010 from net income of $15.6 million, or $1.18 per diluted share, for the nine months ended September 30, 2009. Earnings for the first nine months of 2010 benefited from continued growth in revenue and lower than anticipated utilization and unit cost to provide NET transportation services as well as a decline in interest expense compared to the year ago period. Included in the first nine months of 2009 was the $1.4 million ($0.11 per diluted share) non-recurring tax benefit.

At September 30, 2010, the Company had cash and cash equivalents of $64.6 million. During the quarter, the Company generated $17.5 million in cash from operations for a total of $42.3 million year to date and repaid $18.3 million of debt.

“The growing need to assist Americans living in poverty continues to generate solid results for our Company,” said Fletcher McCusker, Chairman and CEO. “Our Company’s mission, of serving the Medicaid population in their own homes and communities was somewhat novel when the Company was founded in 1996 and when Medicaid enrollment was approximately 13 million. Today, with Medicaid enrollment approaching 60 million, our mission is critical and our services have never been more in demand. Recent statistics indicate that over 15% of Americans now live below the United States guidelines for poverty. With the continued increase in enrollees combined with tight budget environments, states are compelled to be smarter about how they spend money and home and community based services are significantly more cost effective. We expect these trends to continue in the near term and are bracing for an additional 33% increase in eligible members in the year 2013 when certain provisions of recent health care reform legislation become effective and community based services become mandatory.”

Updated Guidance

Providence now anticipates earnings per diluted share of $1.75 to $1.80 for 2010, which is an increase from prior guidance of $1.71 to $1.75 issued on September 21, 2010. Revenue for 2010 is now expected to be in a range of $875 to $900 million. For the fourth quarter, which benefits from the return of the Company’s school based services, revenue is anticipated to be in a range of $215 to $240 million with earnings per diluted share of $0.31 to $0.36.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Thursday, November 4, 2010, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 680-0892 or for international callers (617) 213-4858 and by using the passcode 81540937. Participants may pre-register for the call at https://cossprereg.btci.com/prereg/key.process?key=PM3J4DLDJ. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until November 11, 2010 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 34305265.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide social services in the client’s own home or other community setting. It provides its non-emergency transportation services management through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 54,700 clients through 547 active

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Providence Service Corporation

contracts at September 30, 2010, with an estimated nearly 8.4 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Home and community based services	$69,045	$69,333	$222,060	$216,525
Foster care services	8,830	9,162	26,838	27,555
Management fees	3,340	3,690	10,020	11,018
Non-emergency transportation services	135,936	124,638	401,513	330,269

	217,151	206,823	660,431	585,367

Operating expenses:
Client service expense	71,547	68,410	219,055	204,767
Cost of non-emergency transportation services	121,079	113,848	351,129	298,892
General and administrative expense	12,172	11,207	34,740	33,155
Depreciation and amortization	3,175	3,566	9,428	9,746

Total operating expenses	207,973	197,031	614,352	546,560

Operating income	9,178	9,792	46,079	38,807

Other (income) expense:
Interest expense	3,933	5,258	12,375	15,970
Interest income	(62)	(96)	(189)	(275)

Income before income taxes	5,307	4,630	33,893	23,112

Provision for income taxes	2,399	182	14,602	7,537

Net income	$2,908	$4,448	$19,291	$15,575

Earnings per share:
Basic	$0.22	$0.34	$1.46	$1.19
Diluted	$0.22	$0.34	$1.44	$1.18

Weighted-average number of common shares outstanding:
Basic	13,203,651	13,132,920	13,187,811	13,122,827
Diluted	13,281,005	13,218,428	14,953,914	13,199,498

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	September 30, 2010	December 31, 2009
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$64,617	$51,157
Accounts receivable-billed, net of allowance of $5.0 million in 2010 and $2.9 million in 2009	79,093	80,458
Accounts receivable - unbilled	108	330
Management fee receivable	6,209	7,160
Other receivables	4,675	4,118
Restricted cash	7,578	8,154
Prepaid expenses and other	16,753	12,440
Deferred tax assets	1,782	3,558

Total current assets	180,815	167,375
Property and equipment, net	16,038	11,166
Goodwill	113,717	113,673
Intangible assets, net	68,263	73,963
Restricted cash, less current portion	9,079	5,942
Other assets	10,135	10,988

Total assets	$398,047	$383,107

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$17,208	$17,481
Accounts payable	2,557	4,011
Accrued expenses	41,656	33,390
Accrued transportation costs	46,868	40,907
Deferred revenue	5,579	8,347
Interest rate swap	40	372
Reinsurance liability reserve	13,348	12,645

Total current liabilities	127,256	117,153
Long-term obligations, less current portion	168,719	186,732
Other long-term liabilities	8,093	5,144
Deferred tax liabilities	10,774	11,740

Total liabilities	314,842	320,769
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,565,153 and 13,521,959 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	171,720	170,551
Retained deficit	(82,837)	(102,128)
Accumulated other comprehensive loss, net of tax	(1,269)	(1,676)
Treasury stock, at cost, 619,768 shares	(11,384)	(11,384)

Total Providence stockholders’ equity	76,244	55,377
Non-controlling interest	6,961	6,961

Total stockholders’ equity	83,205	62,338

Total liabilities and stockholders’ equity	$398,047	$383,107

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Nine months ended September 30,
	2010	2009
Operating activities
Net income	$19,291	$15,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,654	3,499
Amortization	5,774	6,247
Amortization of deferred financing costs	1,844	2,340
Provision for doubtful accounts	3,825	3,404
Deferred income taxes	540	3,117
Stock based compensation	1,037	181
Excess tax benefit upon exercise of stock options	(62)	(93)
Other	(117)	327
Changes in operating assets and liabilities:
Billed and unbilled accounts receivable	(2,147)	(11,051)
Management fee receivable	951	303
Other receivables	(626)	(743)
Restricted cash	(151)	190
Prepaid expenses and other	(8,359)	(466)
Reinsurance liability reserve	2,788	1,175
Accounts payable and accrued expenses	10,407	4,330
Accrued transportation costs	5,961	8,693
Deferred revenue	(2,799)	5,951
Other long-term liabilities	444	143

Net cash provided by operating activities	42,255	43,122
Investing activities
Purchase of property and equipment, net	(8,417)	(2,790)
Acquisition of businesses, net of cash acquired	—	(513)
Acquisition of management agreement	—	(100)
Restricted cash for contract performance	(2,410)	(135)
Purchase of short-term investments, net	(94)	(158)
Collection of notes receivable	—	600

Net cash used in investing activities	(10,921)	(3,096)
Financing activities
Proceeds from common stock issued pursuant to stock option exercise	312	73
Excess tax benefit upon exercise of stock options	62	93
Repayment of long-term debt	(18,287)	(10,721)
Debt financing costs	(61)	(791)
Capital lease payments	(9)	(65)

Net cash used in financing activities	(17,983)	(11,411)

Effect of exchange rate changes on cash	109	308

Net change in cash	13,460	28,923
Cash at beginning of period	51,157	29,364

Cash at end of period	$64,617	$58,287

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